Exhibit 99.3

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Contact:	Richard A. Lechleiter
Senior Vice President,
Chief Financial Officer and Treasurer
(502) 596-7734

KINDRED HEALTHCARE OBTAINS BANK WAIVERS

APPROVING PLAN TO ACQUIRE FOR RESALE

TEN UNPROFITABLE FACILITIES

LOUISVILLE, Ky. (November 20, 2003) – Kindred Healthcare, Inc. (the “Company”) (NASDAQ: KIND) today announced that it has successfully completed certain waivers to its $120 million revolving credit agreement and its $300 million senior secured notes agreement to approve the acquisition and subsequent divestiture of ten unprofitable facilities.

As previously announced, the Company has entered into an agreement to purchase eight nursing centers and two hospitals (collectively, the “Facilities”) currently leased from Ventas, Inc. (“Ventas”) (NYSE:VTR). In the proposed transaction, the Company will pay $79 million to purchase the Facilities and $6 million in lease termination fees. The current annual rent of approximately $5 million on the Facilities will terminate on the closing of the proposed transaction. The Company expects to finance its obligations at closing through the use of existing cash.

The Company intends to dispose of the Facilities as soon as practicable. The Company has targeted June 30, 2004 to complete the divestiture of all of the Facilities. The Company expects to generate between $30 million and $40 million in proceeds from the sales of the Facilities. For the nine months ended September 30, 2003, the Facilities generated pretax losses of approximately $15 million.

The Company expects to record a loss on the proposed transaction equal to the difference between the total consideration paid to Ventas and the estimated fair value of the assets acquired. The estimation of the fair value of the assets acquired and related loss will be determined in conjunction with the Company’s ongoing divestiture negotiations with third parties. Assuming the Company can successfully complete the Ventas transaction, the operations of the Facilities will be accounted for as discontinued operations.

The waivers allow the Company to proceed with the purchase from Ventas and the planned divestiture of the Facilities. The waivers do not contain any amendments to the revolving credit agreement or the senior secured notes agreement.

The Company was in compliance with the terms of its revolving credit agreement and senior secured notes at September 30, 2003. Outstanding borrowings under the senior secured notes agreement approximated $100 million at September 30, 2003. There were no outstanding borrowings under the revolving credit agreement at September 30, 2003.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s expected future financial position, results of operations, cash flows, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management and statements containing the words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “should,” “will,” “intend,” “may” and other similar expressions, are forward-looking statements.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Factors that may affect the Company’s plans or results include, without limitation, (a) the Company’s ability to operate pursuant to the terms of its debt obligations and its master lease agreements with Ventas; (b) the Company’s ability to meet its rental and debt service obligations; (c) adverse developments with respect to the Company’s results of operations or liquidity; (d) the Company’s ability to attract and retain key executives and other healthcare personnel; (e) increased operating costs due to shortages in qualified nurses and other healthcare personnel; (f) the effects of healthcare reform and government regulations, interpretation of regulations and changes in the nature and enforcement of regulations governing the healthcare industry; (g) changes in the reimbursement rates or methods of payment from third party payors, including the Medicare and Medicaid programs and the prospective payment system for long-term acute care hospitals; (h) national and regional economic conditions, including their effect on the availability and cost of labor, materials and other services; (i) the Company’s ability to control costs, particularly labor and employee benefit costs; (j) the Company’s ability to comply with the terms of its Corporate Integrity Agreement; (k) the Company’s ability to integrate operations of acquired facilities; (l) the increase in the costs of defending and insuring against professional liability claims and the Company’s ability to predict the estimated costs related to such claims; (m) the Company’s ability to successfully reduce (by divestiture or otherwise) its exposure to professional liability claims, and (n) the Company’s ability to successfully acquire and dispose of the Facilities. Many of these factors are beyond the Company’s control. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Kindred Healthcare, Inc. is a national healthcare services company primarily operating hospitals, nursing centers and institutional pharmacies.